Exhibit 99.1
4747 Bethesda Avenue, Suite 1100, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com

News Release
Pebblebrook Hotel Trust Prices Public Offering of
5.700% Series H Cumulative Redeemable Preferred Shares

Bethesda, MD, July 22, 2021 – Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced that on July 21, 2021, it priced an underwritten public offering of 10,000,000 of its 5.700% Series H Cumulative Redeemable Preferred Shares (the “Shares”) at a public offering price of $25.00 per share, for net proceeds of approximately $242.0 million, after deducting the underwriting discount and estimated offering-related expenses payable by the Company. The offering is expected to close on July 27, 2021, subject to customary closing conditions.

The Company will contribute the net proceeds from the sale of the Shares to its operating partnership. The operating partnership will use the net proceeds to redeem all of the Company’s outstanding 6.50% Series C Cumulative Redeemable Preferred Shares (the “Series C Preferred Shares”) and up to all of either the Company’s outstanding 6.375% Series D Cumulative Redeemable Preferred Shares (the “Series D Preferred Shares”) or the Company’s outstanding 6.375% Series E Cumulative Redeemable Preferred Shares (the “Series E Preferred Shares”). Our operating partnership will use any remaining proceeds for general corporate purposes, which may include acquiring and investing in hotel properties in accordance with the Company’s investment strategy and reducing the Company’s outstanding debt. This press release does not constitute a notice of redemption with respect to the Series C Preferred Shares, the Series D Preferred Shares or the Series E Preferred Shares.

Wells Fargo Securities, Raymond James and BofA Securities are the joint book-running managers of the offering. Baird and Stifel are the joint lead managers of the offering. PNC Capital Markets LLC and US Bancorp are acting as senior co-managers. Capital One Securities, Regions Securities LLC, Scotiabank, SMBC Nikko and TD Securities are acting as co-managers.

The Shares will be issued under the Company's currently effective shelf registration statement filed with the Securities and Exchange Commission. Copies of the final prospectus supplement (when available) and base prospectus relating to the Shares may be obtained by contacting Wells Fargo Securities, LLC, Attention: WFS Customer Service, 608 2nd Avenue South, Suite 1000, Minneapolis, MN 55402, email: wfscustomerservice@wellsfargo.com, telephone: 1-800-645-3751; Raymond James & Associates, Inc., Attention: Equity Syndicate, 880 Carillon Parkway, St. Petersburg, FL 33716, email: prospectus@raymondjames.com, telephone: 1-800-248-8863; and BofA Securities, Inc., NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC 28255-0001, Attention: Prospectus Department, email: dg.prospectus_requests@bofa.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust (NYSE: PEB) is a publicly traded real estate investment trust (“REIT”) and a leading owner of urban and resort lifestyle hotels in the United States. The Company owns 51 hotels, totaling approximately 12,600 guest rooms across 13 urban and resort markets with a focus on the west coast gateway cities.

This press release contains certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company’s expectations, but these statements are not guaranteed to occur. For example, the fact that the offering has priced may imply that the offering will close, but the closing is subject to conditions customary in transactions of this type and may be delayed or may not occur at all. Investors should not place undue reliance upon forward-looking statements.

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Contacts:

Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330